AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

AMERICAN GENERAL FINANCE CORPORATION.1

An Indiana Corporation

Effective October 8, 2009

American General Finance Corporation (hereinafter referred to as the “Corporation”), desiring to amend and restate its Articles of Incorporation effective the date of filing hereof with the Office of the Indiana Secretary of State pursuant to the provisions of the Indiana Business Corporation Law, as it may be amended from time to time (hereinafter referred to as the “Corporation Law”), submits the following Amended and Restated Articles of Incorporation:

ARTICLE I

Name

The name of the Corporation is American General Finance Corporation.

ARTICLE II

Purposes and Powers

Section 2.1.  Purposes of the Corporation.  The purposes for which the Corporation is formed are (a) to engage generally in the consumer finance and related credit insurance businesses, either directly or through one or more subsidiaries, and in the business of holding the stock, securities or other obligations of other corporations or entities, and to carry on such activities of every kind or nature as may be allied or incidental to such general businesses, and (b) to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

Section 2.2.  Powers of the Corporation.  The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Amended and Restated Articles of Incorporation or by the provisions of its By-Laws as from time to time in effect.

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ARTICLE III

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Registered Office and Agent

The street address of the Corporation’s registered office at the time of adoption of these Amended and Restated Articles of Incorporation is 251 East Ohio Street, Suite 500, Indianapolis, IN  46204, and the name of its registered agent at such office at the time of adoption of these Amended and Restated Articles of Incorporation is Corporation Service Company.

ARTICLE V

Shares

Section 5.1.  Authorized Classes and Number of Shares.  The total number of shares that the Corporation has authority to issue shall be 50,000,000 shares, consisting of 25,000,000 common shares (the “Common Shares”), and 25,000,000 special shares (the “Special Shares”).  The Common Shares shall have a par value of $0.50 per share and the Special Shares shall be without par or stated value.

Section 5.2.  General Terms of All Shares.  The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed or otherwise acquired, unless otherwise expressly provided with respect to a series of Special Shares in the provisions of these Amended and Restated Articles of Incorporation describing the terms of such series).  Except as otherwise expressly provided with respect to a series of Special Shares in the provisions of these Amended and Restated Articles of Incorporation describing the terms of such series, shares of the Corporation purchased, redeemed or otherwise acquired by it shall constitute authorized but unissued shares of the applicable class, undesignated as to series, unless prior to any such purchase, redemption or other acquisition, or within thirty (30) days thereafter, the Board of

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Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

The Board of Directors of the Corporation may dispose of, issue and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Amended and Restated Articles of Incorporation, and for such consideration, at such price or prices, either greater than, equal to or less than the par value thereof, and at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation.  Subject to the provisions of these Amended and Restated Articles of Incorporation describing the terms of Special Shares or a series thereof, shares may be disposed of, issued and sold to such persons, firms or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Special Shares in the provisions of these Amended and Restated Articles of Incorporation describing the terms of such series).  The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

Section 5.3.  Voting Rights of Shares.

(a) Common Shares.  Except as otherwise provided by the Corporation Law and subject to any exclusive voting rights applicable to any series of Special Shares and to such shareholder recognition and disclosure procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, the Common Shares have unlimited voting rights and each outstanding Common Share shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders’ meetings on all matters submitted to a vote of the shareholders of the Corporation.

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(b) Special Shares.  Except as required by the Corporation Law or by the provisions of these Amended and Restated Articles of Incorporation describing the terms of Special Shares or a series thereof, the holders of Special Shares shall have no voting rights or powers.  Special Shares shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Amended and Restated Articles of Incorporation describing the terms of Special Shares or a series thereof (which provisions may provide for special, conditional, limited or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.

Section 5.4.  Other Terms of Common Shares.  The Common Shares shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.  Subject to the rights of the holders of any outstanding Special Shares, the holders of Common Shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the Common Shares at the discretion of the Board of Directors.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the Special Shares of the full amount to which they shall be entitled under this Article V, the holders of Common Shares shall be entitled, to the exclusion of the holders of the Special Shares of any and all series, to share, ratably according to the number of shares of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

Section 5.5.  Other Terms of Special Shares.

(a) Special Shares may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations and relative voting and other rights as shall be set forth in these Amended and Restated Articles of Incorporation.  Subject to the requirements of the Corporation Law and subject to all other provisions of these Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Special Shares, and may determine the preferences, limitations and relative voting and other rights of one or more series of Special Shares before the issuance of any shares of that series by the adoption of an amendment to these Amended and Restated Articles of Incorporation that specifies the terms of the series of Special Shares.  All shares of a series of Special Shares must have preferences, limitations and relative voting and other rights identical with those of other shares of the same series and, unless the description of the series set forth in these Amended and Restated Articles of Incorporation provides otherwise, no series of Special Shares need have preferences, limitations or relative voting or other rights identical with those of any other series of Special Shares.

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Before issuing any shares of a series of Special Shares, the Board of Directors shall adopt an amendment to these Amended and Restated Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:

(i) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(ii) To fix the voting rights of such series, which may consist of special, conditional, limited or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the Corporation Law);

(iii) To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

(1) the dividend rate, if any, of such series;

(2) any limitations, restrictions or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

(3) the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Shares and shares of any other series of Special Shares; and

(4) the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder, or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event, in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;

(iv) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

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(1) at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event;

(2) for cash, indebtedness, securities, or other property or any combination thereof; and

(3) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(v) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to Common Shares and shares of any other series of Special Shares; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases or other distributions;

(vi) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

(vii) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Amended and Restated Articles of Incorporation fixing the terms of any outstanding series of Special Shares theretofore issued pursuant to this Article V and, if subject to additional restrictions, the extent of such additional restrictions; and

(viii) Generally to fix the other preferences or rights, and any qualifications, limitations or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations or restrictions shall be in conflict with any provision of these Amended and Restated Articles of Incorporation then in effect if the amendment of such provision to eliminate any such conflict cannot then be made by the Board of Directors without shareholder approval, unless the requisite shareholder approval for such amendment is obtained.

(b) Special Shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Special Shares, subject to such limitations (if any) as may be specified or provided for in the provisions

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of these Amended and Restated Articles of Incorporation describing the terms of any series of Special Shares.

ARTICLE VI

Directors

Section 6.1.  Number.  The Board of Directors at the time of adoption of these Amended and Restated Articles of Incorporation is composed of nine (9) members, and the number of Directors may be changed  from time to time pursuant to the By-Laws of the Corporation.

Section 6.2.  Qualifications.  Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.

Section 6.3.  Vacancies.  Vacancies occurring in the Board of Directors shall be filled in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law.  The By-Laws may provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

Section 6.4.  Liability of Directors.  Except to the extent that a Director also is an officer or employee, a Director’s responsibility to the Corporation shall be limited to discharging his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

In discharging his duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

(b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person’s professional or expert competence; or

(c) A committee of the Board of which the Director is not a member if the Director reasonably believes the committee merits confidence;

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but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted. A Director may, in considering the best interests of the Corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the Corporation, and communities in which offices or other facilities of the Corporation are located, and any other factors the Director considers pertinent.

A Director shall not be liable for any action taken as a Director, or any failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith, unless (a) the Director has breached or failed to perform the duties of the Director’s office in compliance with this Section 6.4, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.

Section 6.5.  Removal of Directors.  Any or all of the members of the Board of Directors may be removed, with or without cause, by the shareholders or the Directors. Shareholders may remove a Director only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least a majority of all the votes then entitled to be cast at an election of the Directors sought to be removed. If a Director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that Director.

Section 6.6.  Election of Directors by Holders of Special Shares.  The holders of one (1) or more series of Special Shares may have the exclusive right to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Amended and Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the series of Special Shares.

ARTICLE VII

Provisions for Regulation of Business and Conduct of Affairs of Corporation

Section 7.1.  Meetings of Shareholders.  Meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the By-Laws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

Section 7.2.  Special Meetings of Shareholders.  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law, may be called at any time by the Board of Directors or the person or persons authorized to do so by the By-Laws; and shall be called by the Board of Directors if the Secretary of the Corporation receives one (1) or more written, dated and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

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Section 7.3.  Meetings of Directors.  Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the By-Laws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors.  Unless the By-laws provide otherwise (a) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting, and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

Section 7.4.  Action without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be.  The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be; bearing the date of signature; and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records.  Action taken under this Section 7.4 is effective when the last Director, shareholder or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date.  Such consent shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

Section 7.5.  By-Laws.  The Board of Directors shall have the exclusive power to make, alter, amend or repeal, or to waive provisions of, the By-Laws of the Corporation by the affirmative vote of a majority of the entire number of Directors at the time, except as expressly provided otherwise in these Amended and Restated Articles of Incorporation or by the Corporation Law.  Any provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Amended and Restated Articles of Incorporation may be stated in the By-Laws.  The Board of Directors may, by the same affirmative vote, adopt Emergency By-Laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend or repeal, or to waive provisions of, the Emergency By-Laws by the same affirmative vote.

Section 7.6.  Interest of Directors.  (a) A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest.  A conflict of interest transaction is not voidable by the Corporation solely because of the Director’s interest in the transaction if any one (1) of the following is true:

(1) The material facts of the transaction and the Director’s interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction;

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(2) The material facts of the transaction and the Director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction; or

(3) The transaction was fair to the Corporation.

(b) For purposes of this Section 7.6, a Director of the Corporation has an indirect interest in a transaction if:

(1) another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

(2) another entity of which the Director is a director, officer, or trustee is a party to the transaction, and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

(c) For purposes of Section 7.6(a)(1), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single Director.  If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.6.  The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.6(a)(1), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

(d) For purposes of subsection 7.6(a)(2), a conflict of interest transaction is authorized, approved, or ratified if it received the affirmative vote of holders of shares representing a majority of the votes entitled to be cast. Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in subsection 7.6(b), may be counted in a vote of shareholders to determine whether to authorize, approve, or ratify a conflict of interest transaction.

(e) A Director's taking advantage, directly or indirectly, of a business opportunity may not be the subject of equitable relief, or give rise to an award of damages or other sanctions against the Director, in a proceeding by or in the right of the Corporation on the ground that the opportunity should have first been offered to the Corporation, if one (1) or more of the following applies:

        (1) The opportunity and all material facts concerning the opportunity then known to the Director were disclosed to or known by the Board of Directors or a committee of the Board of Directors before the Director

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became legally obligated regarding the opportunity, and the Board of Directors or committee of the Board of Directors disclaimed the Corporation's interest in the opportunity; and/or

        (2) The opportunity and all material facts concerning the business opportunity then known to the Director were disclosed to or known by the shareholders entitled to vote before the Director became legally obligated regarding the opportunity, and the shareholders disclaimed the Corporation's interest in the opportunity.

    (f) For purposes of subsection 7(e)(1), a business opportunity is disclaimed if approved in the manner provided in Section 7.6(c) as if the business opportunity were a conflict of interest transaction.

    (g) For purposes of subsection 7(e)(2), a business opportunity is disclaimed if approved in the manner provided in Section 7.6(d) as if the business opportunity were a conflict of interest transaction.

    (h) In any proceeding seeking equitable relief or other remedies against a Director for the Director allegedly improperly taking advantage of a business opportunity, the fact that the Director did not employ the procedure described in subsection 7.6(e) before taking advantage of the opportunity does not create an inference that the opportunity should have been first presented to the Corporation or alter the burden of proof otherwise applicable to establish that the Director breached a duty to the Corporation under the circumstances.

Section 7.7.  Nonliability of Shareholders.  Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

ARTICLE VIII

Indemnification of Certain Persons

Whose Association With the Corporation

Began Before and Continued Until or After, or Began on or After, October 8, 2009

Section 8.1.  Indemnification – General.

(a)

Except as provided in Section 8.3, the Corporation shall indemnify the Indemnitees (as defined below) to the full extent permitted by Indiana law for any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable Expenses (as defined below) incurred by the Indemnitees whose Association (as defined below) with the Corporation (i) began before and continued until or after, or (ii) began on or after, October 8, 2009.

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(b)

For the purposes of this  Article VIII, the term “Indemnitee” shall mean any person who (i) is or was a Director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee, in each case on or after October 8, 2009, and (ii) is made or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person or such person’s testator or intestate is or was (whether before or after October 8, 2009) a Director, officer or employee of the Corporation or serves or served (whether before or after October 8, 2009) at the request of the Corporation any other enterprise as a director, officer or employee (any of the foregoing capacities being herein referred to as an “Association”).

(c)

For purposes of this Article, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be an Expense; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

Section 8.2. Expenses.

(a)

Expenses reasonably incurred by Indemnitee, or, in the case of advancements, reasonably expected to be incurred by Indemnitee, in defending any such action, suit or proceeding, as described in Section 8.1(b), shall be advanced, paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of Indemnitee to repay such expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Additionally, in order for a Director to be advanced Expenses reasonably expected to be incurred by that Director as an Indemnitee, in defending any such action, suit or proceeding, as described in Section 8.1(b), that Director must furnish the Corporation with a written affirmation of the Director's good faith belief that the Director has met the standard of conduct described in Section 8.4.

(b)

 For the purposes of this Article VIII, the term “Expenses” shall include all reasonable out of pocket fees, costs and expenses, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an action, suit or proceeding, whether civil, criminal, administrative or investigative but shall exclude the costs of acquiring and maintaining an appeal or supersedeas bond or similar instrument.  For the avoidance of doubt, “Expenses” shall not include (i) any amounts incurred in an action, suit or proceeding in which Indemnitee is a

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plaintiff, and (ii) any amounts incurred in connection with any non-compulsory counterclaim brought by the Indemnitee.

Section 8.3. Limitations. The Corporation shall not indemnify Indemnitee or advance Indemnitee’s Expenses if the action, suit or proceeding alleges (1) claims under Section 16 of the Securities Exchange Act of 1934 or (2) violations of Federal or state insider trading laws, unless, in the case of this clause (2), Indemnitee has been successful on the merits or settled the case with the written consent of the Corporation, in which case the Corporation shall indemnify and reimburse Indemnitee.

Section 8.4. Standard of Conduct. No claim for indemnification shall be paid by the Corporation unless the Corporation has determined that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed (i) in the case of his official capacity as a Director, to be in the best interests of the Corporation, or (ii) in all other cases, to be not opposed to the best interest of the Corporation; and, with respect to any criminal action or proceeding, if he (x) had reasonable cause to believe that his conduct was lawful, or (y) had no reasonable cause to believe that his or her conduct was unlawful. Unless ordered by a court, such determinations shall be made by (1) a majority vote of a quorum of Directors who are not at the time parties to the action, suit or proceeding for which indemnification is sought; or (2) by a majority vote of a committee of two or more such Directors designated by a majority vote of Directors; or (3) by special legal counsel (a) selected by the Board of Directors or its committee in the manner described in subdivision (1) above or (2) above, or (b) if a quorum of the Board of Directors cannot be obtained under subdivision (1) above and a committee cannot be designated under subdivision (2) above, selected by majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by shareholders, but shares owned by or voted under the control of Directors who are parties to the proceeding may not be voted on the determination.  An Indemnitee who is a Director under Section 23-1-37-2 of the Corporation Law and who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines: (i) the Indemnitee is entitled to mandatory indemnification under Section 23-1-37-9 of the Corporation Law, in which case the court shall also order the Corporation to pay the Indemnitee’s reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Indemnitee met the standard of conduct set forth in Section 23-1-37-8 of the Corporation Law.

Section 8.5.

Period of Indemnity. No claim for indemnification or the reimbursement of Expenses shall be made by Indemnitee or paid by the Corporation unless the Indemnitee gives notice (in accordance with Section 8.8) of such claim for indemnification within one year after the Indemnitee received notice of the claim, action, suit or proceeding or threatened claim, action, suit or proceeding.

Section 8.6.

Confidentiality. Except as required by law or as otherwise becomes public through no action by the Indemnitee or as necessary to assert Indemnitee’s rights under this Article VIII, Indemnitee will keep confidential any information that arises in connection

American General Finance Corporation

Effective October 8, 2009

Amended and Restated Articles of Incorporation

with this Article VIII, including but not limited to, claims for indemnification or reimbursement of Expenses, amounts paid or payable under this Article VIII and any communications between the parties.

Section 8.7.

Subrogation. In the event of payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (under any insurance policy or otherwise), who shall sign all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable the Corporation to effectively bring suit to enforce such rights.

Section 8.8.

Notice by Indemnitee. Indemnitee shall promptly notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification or reimbursement of Expenses covered by this Article VIII. As a condition to indemnification or reimbursement of expenses, any demand for payment by Indemnitee hereunder shall be in writing and shall provide an accounting of the amounts to be paid by Corporation (which shall include detailed invoices and other relevant documentation).

Section 8.9.

Venue. Any action, suit or proceeding regarding indemnification or advancement or reimbursement of Expenses arising out of the Amended and Restated Articles, these By-Laws or otherwise shall only be brought and heard in federal and state courts located in Vanderburgh County, Indiana.

Section 8.10.

Amendment. No amendment of this Article VIII shall impair the rights of any Indemnitee arising at any time with respect to events occurring prior to such amendment.

Section 8.11.  Insurance Authorized.  Subject to any restrictions now or hereafter established by applicable law, the Corporation shall have power to purchase and maintain insurance on behalf of any Director, officer, or employee of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation or non-profit corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Article VIII or the Corporation Law.

Section 8.12.  Expenses as Witness.  Notwithstanding any other provision of this Article VIII, the Corporation may pay or reimburse expenses incurred by any Director, officer or employee or Indemnitee hereunder in connection with his or her appearance as a witness or other participation in any action, suit or proceeding described in Section 8.1 at a time when he or she is not a named defendant or respondent in such action, suit or proceeding.

Section 8.13.  Nonexclusive Rights-Continuance Beyond Tenure.  The indemnification provided by this Article VIII shall not be deemed (i) to be exclusive of any other rights

American General Finance Corporation

Effective October 8, 2009

Amended and Restated Articles of Incorporation

consistent with law to which the Indemnitee may be entitled under these Amended and Restated Articles of Incorporation of the Corporation, the Amended and Restated By-Laws of the Corporation, any general or specific action of the Board of Directors, agreement, authorization of shareholders, or otherwise, or as may be permitted or required by law, both as to action in his official capacity as an Indemnitee and as to action in another capacity while holding such position, or (ii) to be a limitation upon the power of the Corporation to indemnify and to advance expenses, consistent with law.  The indemnification provided by this Article VIII shall continue as to a person who has ceased to be a Director, officer, or employee of the Corporation or other person entitled to indemnity hereunder or to serve in such other capacity in which he or she was entitled to indemnification hereunder, and shall inure to the benefit of his or her heirs and legal representatives.

Section 8.14.  Certain Rights Not Affected.  The indemnification provided by this Article VIII shall not be deemed to in any way affect any rights to, or create any rights to, indemnification or advancement of expenses that may, or may not, have existed for any person who would have been an Indemnitee had their Association with the Corporation not ceased prior to October 8, 2009, including as provided in the Corporation’s Articles of Restatement of the Amended Articles of Incorporation dated July 22, 1988, as amended, and the Corporation’s Amended and Restated By-Laws dated May 6, 1992.

ARTICLE IX

Miscellaneous Provisions

Section 9.1.  Amendment or Repeal.  Except as otherwise expressly provided for in these Amended and Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

Section 9.2.  Captions.  The captions of the Articles and Sections of these Amended and Restated Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.

Footnotes

1 Name changed from Credithrift Financial Corporation to American General Finance Corporation effective March 20, 1989.

American General Finance Corporation

Effective October 8, 2009

Amended and Restated Articles of Incorporation